Exhibit 3.10

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Quantum Energy Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Authorized Shares: The amount of the total capital stock of the corporation is authorized number of shares of common stock is Five Hundred Million (500,000,000) divided into Four Hundred Ninety-Five million (495,000,000) shares of Common Stock. $0.001 par value each, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value each, and the designation, preferences, limitations and relative rights of each such class are as follows.

Preferred Shares: The corporation may divide and issue Preferred Shares into series. Preferred Shares of each series, when issued shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is                  29,134,395

4. Effective date and time of fling, (optional)	Date 06/11/2018 Time: 5:00 pm

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After
Revised 1-5-15